Exhibit 99.01

                                  PRESS RELEASE

                           CYNTECH TECHNOLOGIES, INC.

                              TRADING SYMBOL: CYNT

                     CYNTECH ENTERS INTO MARKETING AGREEMENT
                      WITH MANDAREE ENTERPRISE CORPORATION

CONYERS, GA.--June 28, 2002

Cyntech Technologies, Inc. announced today that it has entered into a marketing agreement to supply the Mandaree Enterprise Corporation (MEC) of North Dakota with fuels and lubricants for resale to commercial and federal government entities in the United States. "This is a significant strategic alignment that uses the strengths of both companies to benefit our customers," said Clarence O'Berry, CEO of MEC. MEC is the business development branch of the Mandan, Hidasta, and Arickara American Indian tribes.

Cyntech Fuels expects to be awarded its first contract in July 2002 to supply gasoline and diesel products. According to Frank Meyer, Cyntech's CEO: "This marketing agreement represents substantial potential sales. We salute MEC for recognizing a good opportunity."

In order to fulfill this contract, MEC will be establishing marketing offices in Fairmont, West Virginia and Northern Virginia.

Cyntech Technologies, Inc. will supply the fuel products through its wholly owned subsidiary, Cyntech Fuels Group, Inc., based in Houston, Texas. Charles Tovey, Senior Vice President of Plant Operations in Houston, will be responsible for all phases of the contract with MEC. To provide products for sale under this new marketing relationship, Cyntech is also acquiring and rehabilitating, subject to available funding, an inactive refinery in the Houston area.

For more information please contact CYNT's Investor Relations at (770) 760-8732. Web site: www.cyntechtechnologies.com. e-mail address: fmeyer@cynt.com. For more information on the Mandaree Development Corporation, please contact Clarence O'Berry at 701-759-3399. Web site: www.mandaree.net. e-mail address: mec@restel.net.

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This release contains forward-looking statements. Forward-looking statements are not guarantees of future sales or other results. Forward-looking statements are subject to risks and uncertainties outside the control of Cyntech Technologies, Inc. Actual events or results may differ materially from the forward-looking statements. For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see the 2001 annual report on Form 10-KSB and other SEC reports filed by Cyntech Technologies, Inc.